Exhibit 5.1

March 6, 2007

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as counsel for Marshall & Ilsley Corporation, a Wisconsin corporation (the “Corporation”), in connection with the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 12, 2007, and the amendment thereto dated February 21, 2007, by and among the Corporation, M&I Merger Corp., M&I Merger Sub, LLC and North Star Financial Corporation (the “Merger”). This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of the Corporation, $1.00 par value (“Common Stock”), issuable in connection with the Merger.

As counsel to the Corporation, we are familiar with the Restated Articles of Incorporation and By-Laws of the Corporation, as amended. We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

Based upon the foregoing, it is our opinion that the shares of Common Stock of the Corporation, when issued in connection with the Merger, will be validly issued, fully paid and nonassessable, subject to former Section 180.0622(2)(b) of the Wisconsin Statutes with respect to certain obligations incurred by the Corporation prior to June 14, 2006.

Former Section 180.0622(2)(b) of the Wisconsin Statutes provided that shareholders of a corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof. Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the Wisconsin Statutes was repealed effective June 14, 2006 and is not applicable to obligations incurred by the Corporation on or after such date.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the information statement/prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.